Exhibit 99.1

Apollo Group, Inc.
News Release

APOLLO GLOBAL AGREES TO ACQUIRE UK-BASED BPP HOLDINGS PLC
Secures Strategic Platform for Expansion in the UK and Europe
Phoenix, Arizona, June 8, 2009 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group” or “the Company”) today announced that its 80.1%-owned subsidiary Apollo Global, Inc. has agreed to acquire UK-based BPP Holdings plc (“BPP”) (LSE:BPP), a leading provider of education and training to professionals in the legal and finance industries. Apollo Global has agreed to purchase all of the outstanding shares of BPP at 620 pence per share in cash, representing an enterprise value of approximately $540 million. The transaction is structured as a court-sanctioned acquisition arrangement under the laws of the UK and is subject to court, shareholder and regulatory approval and other customary closing conditions. The transaction, if approved, is expected to close during Apollo Group’s fiscal fourth quarter. The transaction terms and structure are described in more detail in a Form 8-K filed by Apollo Group today with the Securities and Exchange Commission, which includes a copy of the announcement released in the UK today by Apollo Global pursuant to applicable UK law.
The acquisition will provide Apollo Global with access to lifelong learning programs in the UK’s professional education sector, establish a significant UK and pan European platform, and expand the range of advanced degrees and cross border educational opportunities available to its students.
“We’re thrilled to be joining forces with this outstanding educational institution in the UK,” said Greg Cappelli, co-chief executive officer of Apollo Group and chairman of Apollo Global.  “The combination of our brands, educational offerings and technological capabilities will provide greater opportunities for students and employees of both institutions. We look forward to working together and building upon the success of this world class organization.”
“The offer provides an excellent opportunity for all of our stakeholders,” said David Sugden, chairman of BPP Holdings. “For shareholders, it presents an opportunity to realize an attractive premium in cash for their shares. For our employees, it allows them to continue their excellent work in making BPP a leading education provider. For our customers, they will see our educational products enhanced by the expertise that Apollo will provide.”
Founded in 1976 and based in London, England, BPP enjoys an excellent reputation among business and legal communities throughout Europe. The institution is organized into three business divisions: (1) Professional Education, which provides certification and continuing education; (2) College of Professional Studies, which operates four law schools, human resource training and a business school; and (3) Mander Portman Woodward (MPW), which operates independent fifth and sixth form colleges (similar to preparatory schools in the US). BPP is the first private sector institution to have been granted degree awarding powers in the UK.

“The UK is a large and growing market with strong student participation rates and an increasing interest in online learning,” added Mr. Cappelli. “Furthermore, the UK has a tremendous international reputation for higher education and is the second largest market in the world for international students pursuing degrees. We believe this is an excellent market and company from which to establish our European base.”
BPP’s focus on academic quality and student outcomes has allowed it to maintain a high quality reputation amongst employers and consumers. The company’s professional education business, fifth and six form colleges, law school and the recently established business school are all well positioned to take advantage of the opportunities provided in the market.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of February 28, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
About Apollo Global, Inc.
Apollo Global, Inc., a $1 billion joint venture formed in 2007, is 80.1% owned by Apollo Group, Inc. and 19.9% owned by private equity firm, The Carlyle Group. Apollo Global was formed with the intention of making a range of investments in the international education services sector. Apollo Global is a consolidated subsidiary of Apollo Group, Inc.
About BPP Holdings plc
BPP is a leader in the provision of professional education and training, and developing careers by helping people to attain and build on professional qualifications. BPP provides its training and professional education through three separate operating divisions: BPP Professional Education, BPP College of Professional Studies and Mander Portman Woodward (premium independent fifth and sixth form colleges). In 2007 BPP College of Professional Studies was granted degree awarding powers.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Contact:
Sara Jones ~ Mercury Public Affairs ~ (818) 326-1871 ~ sjones@mercuryllc.com